Exhibit 99.1

MEDIA CONTACT

Dan Gugler

310-552-1834

dan.gugler@kornferry.com

Angel Martinez To Join Korn Ferry’s Board of Directors

Los Angeles, July 10, 2017 – Korn Ferry (NYSE: KFY) today announced that Angel Martinez has been elected to serve on the Company’s board of directors.

Mr. Martinez brings to Korn Ferry extensive experience in marketing and brand building and has been instrumental in the development and success of many household brands throughout his career.

Mr. Martinez previously served as the President and Chief Executive Officer of Deckers Outdoor Corp. from 2005 until his retirement in 2016. He also currently serves as Chairman of the company, a role he has held since 2008. During his time at the company, he oversaw many global footwear brands including Teva®, UGG® Australia, and HOKA One One®. In 2008, he was honored as the “Person of the Year” by Footwear News. Prior to Deckers, Mr. Martinez also held executive positions at Keen, LLC, a performance outdoor footwear company and Reebok International Ltd.

“We are pleased to have Angel join our Board of Directors,” said Gary D. Burnison, CEO, Korn Ferry. “Angel is a brand building visionary who has made an imprint at several world-class organizations – developing and marketing products enjoyed by millions of consumers across the globe. His knowledge and extensive experience in extending and elevating elite brands will be a great fit for Korn Ferry, as we continue to broaden the scope of our offerings, change the lives of professionals and help our clients drive performance through their people.”

“Angel brings an entrepreneurial spirit, embrace of innovation and impeccable leadership credentials to our board of directors,” said George T. Shaheen, Non-Executive Chairman of Korn Ferry’s Board of Directors. “He has been instrumental in driving growth and shaping the brands at major consumer companies. I’m confident that Angel’s passion and experience in driving transformation will be a great fit for Korn Ferry.”

Today, in addition to serving as Non-Executive Chairman of the Board of Directors for Deckers Outdoor Corp., Mr. Martinez serves on the board of Tupperware.

About Korn Ferry

Korn Ferry is the preeminent global people and organizational advisory firm. We help leaders, organizations, and societies succeed by releasing the full power and potential of people. Our more than 7,000 colleagues deliver services through our Executive Search, Hay Group and Futurestep divisions. Visit kornferry.com for more information.